Exhibit 99.1

November 30, 2018

New Director John S. San Agustin Announced, Follows Retirement of Joe T.San Agustin

Dividends Declared

BankGuam Holding Company (BKGMF) made announcements following its November 26, 2018 Board Meeting.

The appointment of John S. San Agustin to the board of BankGuam Holding Company (“Company”), Bank of Guam and BG Investment Services Inc., was made following the retirement of Joe T. San Agustin, his father, on October 31, 2018. Mr. San Agustin was also appointed to serve as a member of the Audit, Nominating and Governance, and Compensation committees of the Board of Directors of the Company and the Bank, and the Executive and Loan committees of the Bank.

John S. San Agustin is currently a partner at Morling & Company, a financial services firm specializing in tax, accounting and financial consulting located in San Francisco, California that emphasizes small and high net worth clients. He has been with Morling for over 18 years, specializing in employee stock option planning, international taxation, retirement plans and estate/fiduciary taxation. Mr. San Agustin is a graduate of Father Duenas Memorial School and St. Mary’s College in Moraga, California.

“I am very pleased at the appointment of John to our Board of Directors. His extensive business, accounting and tax experience and community involvement in the San Francisco Bay Area bring a seasoned perspective and deep knowledge to our Company. We look forward to his many contributions to our mission and purpose.” said Lou A. Leon Guerrero, Board Chair, President and Chief Executive Officer.

The Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, November 26, 2018. The dividends will be paid on December 31, 2018, to shareholders of record as of December 14, 2018.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273